SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 1999

                    VIVID TECHNOLOGIES, INC.
     (Exact Name of Registrant as Specified in Its Charter)

                            DELAWARE
         (State or Other Jurisdiction of Incorporation)

           0-28946                              04-3054475
      (Commission File Number)    (I.R.S. Employer Identification No.)

          10E Commerce Way, Woburn, MA              01801
    (Address of Principal Executive Offices)     (Zip Code)

                         (781) 938-7800
      (Registrant's Telephone Number, Including Area Code)

                              N/A
  (Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events

     On October 4, 1999, Vivid Technologies, Inc. ("Vivid") and EG&G, Inc. ("EG&G") entered into an Agreement and Plan of Merger (the "Merger Agreement"), for EG&G to acquire Vivid. Under the Merger Agreement, Vivid will become a wholly owned subsidiary of EG&G through the merger of a wholly owned acquisition subsidiary of EG&G into Vivid, with Vivid being the corporation surviving the merger (the "Merger").

     In connection with the Merger and subject to those limitations described below, EG&G has agreed to issue a fixed ratio of 0.1613 shares of EG&G common stock in exchange for each share of Vivid common stock, or one share of EG&G common stock in exchange for each 6.2 shares of Vivid common stock. Based upon recent trading prices of the EG&G common stock, the price for each Vivid share was valued at $6.25. As of October 4, 1999, Vivid had 10,050,316 shares outstanding. The Merger is intended to qualify as a tax free reorganization pursuant to which the shareholders of Vivid will not recognize gain or loss on their receipt of EG&G shares.

     If the market value, defined below, of EG&G's common stock is greater than $46.49 (which corresponds to $7.50 per Vivid share), EG&G has the right to notify Vivid that EG&G desires to terminate the Merger Agreement. Upon receipt of that notice, Vivid may either accept the termination or agree to adjust the exchange ratio to a value of $7.50 per Vivid share based upon the then market value of EG&G's common stock. Conversely, if the market value of EG&G's common stock is less than $30.99 (which corresponds to $5.00 per Vivid share), Vivid has the right to notify EG&G that Vivid desires to terminate the Merger Agreement. Upon receipt of that notice, EG&G may either accept the termination or agree to adjust the exchange ratio to a value of $5.00 per Vivid share based upon the then market value of EG&G common stock.

     For purposes of the foregoing calculations, the market value of the EG&G common stock will be the weighted average selling prices of the EG&G common stock as reported by the New York Stock Exchange for the five consecutive trading days ending on the third trading day prior to the date of the Vivid shareholder meeting called to consider and act upon the proposed Merger, so long as the Merger is consummated within five business days of the meeting. If the Merger is consummated more than five business days after the meeting, the market value of EG&G's common stock will be equal to the weighted average selling prices of the EG&G common stock for the five consecutive trading days ending on the date of the Merger.

     In addition to the foregoing, the consummation of the Merger is subject to certain conditions, including approval by the stockholders of Vivid. Pursuant to the Merger Agreement, Vivid and EG&G have agreed to prepare and file a proxy statement/prospectus to be mailed to Vivid stockholders in connection with a meeting of the stockholders of Vivid called to vote on the Merger. In addition to stockholder approval, the Merger is subject to the receipt of all necessary regulatory approvals, including approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

     Simultaneously with the execution of the Merger Agreement, Vivid has granted EG&G the option to purchase up to 2,000,012 shares (approximately 19.9%) of its common stock for a cash purchase price of $6.25 per share. This Option Agreement is only exercisable in certain circumstances where Vivid has received proposals for an alternative transaction.

     Stockholders of Vivid holding a total of 1,303,000 shares, consisting of S. David Ellenbogen and Jay A. Stein (both officers and directors of Vivid) and trusts created by them, have agreed to vote their Vivid shares in favor of the Merger, have granted EG&G a proxy to so vote their shares, and have granted EG&G an option to purchase their Vivid shares for $6.25 per share in certain circumstances where the Merger does not take place and Vivid enters into an alternative transaction.

     In connection with the proposed Merger, Vivid has amended its Rights Agreement, dated as of October 13, 1998, (a) to exclude EG&G's acquisition of Vivid stock in connection with the Merger Agreement and the related options and proxies from the definition of "Acquiring Person" and (b) to cause the Rights Agreement to expire immediately prior to the consummation of the Merger.


Item 7.  Financial Statements and Exhibits

(c)  Exhibits.



          4.01      Amendment No. 1 to Rights Agreement, dated as of
                    October 4, 1999.

          99.01     Press Release dated October 5, 1999.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              VIVID TECHNOLOGIES, INC.


Date: October 8, 1999          By:  /s/ William J. Frain
                               William J. Frain
                               Chief Financial Officer and Treasurer


                          EXHIBIT INDEX

Exhibit No.                   Description

 4.01 Amendment No. 1 to Rights Agreement, dated as of October 4, 1999.

99.01           Press Release dated October 5, 1999.